Exhibit 99.1

For immediate release
Contact:
      Ryan VanWinkle, Investor Relations, 913-661-1528
      Scott Brockelmeyer, Media Relations, 913-661-1830

Ferrellgas Announces Sale of Non-Strategic Assets

     Overland Park, Kan. (June 23, 2005) — Ferrellgas Partners, L.P. (NYSE:FGP), today announced an agreement to sell certain non-strategic storage and terminal assets from its operating partnership to Enterprise Products Partners, L.P. (NYSE:EPD) of Houston, Texas.

     The sale price for the assets is $144 million in cash, plus a post-closing payment for, among other things, accounts receivable and inventories. Completion of the proposed sale is subject to customary conditions and is scheduled to close by July 31, 2005.

     Included in the sale are the company’s underground storage facilities in Adamana, Arizona; Hutchinson, Kansas; and Moab, Utah; along with rail and pipeline-to-truck terminals and storage facilities in Inver Grove Heights, Minnesota; Jackson, Minnesota; Sylva, North Carolina; and Aberdeen, North Carolina. The facilities, which have a combined storage capacity of approximately 257 million gallons, are currently managed by Ferrell North America, the company’s Houston-based operation.

     “We are pleased to be working with a strong buyer for these assets, which are not considered strategic to our core propane distribution business,” says Kenneth A. Heinz, Ferrellgas’ Senior Vice President of Corporate Development. “This sale is a culmination of an extremely competitive bid process and we have enjoyed the opportunity to work with quality professionals like Enterprise. We feel the transaction truly is a win for both companies.”

     The underground storage facilities were obtained by Ferrellgas in 1986 through its acquisition of Buckeye Gas Products Company, L.P. Those facilities have a combined storage capacity of approximately 256 million gallons (6.1 million barrels), enabling Ferrellgas to segregate commonly stored products such as propane, butanes, pentane, mixed LPGs and other specialty products. More than 70 percent of the combined storage space is currently leased to third parties.

     The terminal facilities consist of 43 bulk propane storage tanks with a combined capacity of 1.4 million gallons (33,000 barrels), and provide reliable supply to numerous retail and wholesale marketers in the region.

     “As we have made clear to our investors, we are committed to reducing our overall debt levels while improving our near-term operating results,” says James E. Ferrell, Chairman, President and Chief Executive Officer. “The proceeds from the sale of these assets, together with our recent equity offering, will be used to reduce debt, lowering our ratio of debt to Adjusted EBITDA by more than 10 percent on a trailing 12-month proforma basis.”

     Under the terms of the asset purchase agreement, Ferrellgas will maintain a certain level of storage volume and terminal throughput with Enterprise Products Partners at the storage and terminal facilities for a period of five years, with the option to extend for an additional five years.

     Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., currently serves more than one million customers in all 50 states, Puerto Rico, the U.S. Virgin Islands and Canada. Ferrellgas employees indirectly own approximately 18 million common units of Ferrellgas Partners through an employee stock ownership plan.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Annual Report on Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2004, the Quarterly Report on Form 10-Q of these entities for the fiscal quarter ended April 30, 2005, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

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